      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2002
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                STEELCLOUD, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Virginia
         (State or Other Jurisdiction of Incorporation or Organization)

                                   54-1890464
                      (I.R.S. Employer Identification No.)

                     1306 Squire Court, Sterling, VA 20166
                     -------------------------------------
         (Address, including Zip Code, of Principal Executive Offices)

                         1997 Amended Stock Option Plan

                             2002 Stock Option Plan

                            (Full Title of the Plan)

                                   Copies To:

                THOMAS P. DUNNE                                             JAY M. KAPLOWITZ, ESQ.
Chairman and Chief Executive Officer SteelCloud, Inc.           Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
              1306 Squire Court                                               101 East 52nd Street
           Sterling, Virginia 20166                                         New York, New York 10022
                (703) 450-0400                                                   (212) 752-9700


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

                         CALCULATION OF REGISTRATION FEE

----------------------------- ---------------------- ----------------------------- ----------------------- -------------------
                                                                                   Proposed Maximum
Title of Securities To Be     Amount Being           Proposed Maximum Offering     Aggregate Offering      Amount of
Registered                    Registered             Price Per Security (1)        Price                   Registration Fee
----------------------------- ---------------------- ----------------------------- ----------------------- -------------------
Common Stock, par value       450,000                $0.86                         $387,000                $35.61
$.001 per share (2)
----------------------------- ---------------------- ----------------------------- ----------------------- -------------------

Common Stock, par value       750,000                $1.90                         $1,425,000              $131.10
$.001 per share (2)
----------------------------- ---------------------- ----------------------------- ----------------------- -------------------
TOTAL
                              1,200,000                                                                    $166.71(3)
----------------------------- ---------------------- ----------------------------- ----------------------- -------------------


-------------------------------------------------------------------------------
(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based (a) as to the 450,000 shares of Common Stock issuable upon exercise of options granted under the registrant's 1997 Amended Stock Option Plan, upon the average price upon which such options may be exercised, and (b) as to the 750,000 shares of Common Stock reserved for issuance under the registrant's 2002 Stock Option Plan, upon the last sale price as reported on The Nasdaq National Market on July 11, 2002 (within 5 days prior to the filing of this Registration Statement) was $1.90.

(2) Pursuant to Rule 416, there are also being registered additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the 1997 Amended Stock Option Plan and the 2002 Stock Option Plan.

(3)      All of which has been previously paid.



                              EXPLANATORY STATEMENT

         This registration statement on Form S-8 registers an aggregate of 1,200,000 shares of Common Stock of SteelCloud, Inc., par value $.001 per share, for issuance upon exercise of options granted under SteelCloud, Inc.'s 1997 Amended Stock Option Plan and 2002 Stock Option Plan.


                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

          This registration statement on Form S-8 under the Securities Act of 1933, as amended, will be filed with the Securities and Exchange Commission for the registration of the shares of common stock offered by this prospectus. SteelCloud, Inc. will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to SteelCloud, Inc., 1306 Squire Court, Sterling, VA 20166, Telephone (703) 450-0400.


                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of certain documents by reference.

         The following documents previously filed by SteelCloud, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

             (1) The Company's Annual Report on Form 10-K for the Year Ended October 31, 2001.

             (2) The Company's Proxy Statement on Schedule 14A filed on February 28, 2002.

             (3) The Company's Quarterly Reports on Form 10-Q for the Quarters Ended January 31, 2002 and April 30, 2002.

          In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to SteelCloud, Inc., 1306 Squire Court, Sterling, VA 20166, Telephone number (703) 450-0400.

Item 4.   Description of securities

Not applicable.

Item 5.  Interests of named experts

Not applicable.

Item 6.  Indemnification of officers and directors

Virginia Stock Corporation Act

   Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

   Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

   Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in
Section 697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

   Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under
Section 699 are to be made in the manner specified in Section 701 of the VSCA.

   Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

   Section 702 of VSCA states that, unless limited by a corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

   Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

   Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

 Certificate of Incorporation

   Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

   Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

   Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

   For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

 Indemnification Agreements

   The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

 Insurance

   The Company has purchased directors and officers liability insurance in the amount of $1.0 million.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from registration claimed

Not applicable.



Item 8.  Exhibits

5.1      Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

10.1     1997 Amended Stock Option Plan.

10.2     2002 Stock Option Plan.

23.1     Consent of Ernst & Young LLP, Independent auditors

23.2     Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in
         Exhibit 5.1)

Item 9.  Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement, provided however, that paragraphs 9(1)(i) and 9(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, New York on the 15th day of July, 2002.

                                  STEELCLOUD, INC.

                                  By: /s/ Thomas P. Dunne
                                      ------------------------------------
                                      Thomas P. Dunne
                                      Chairman and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                     Signature                      Title                               Date
                     ---------                      -----                               -----
/s/ Thomas P. Dunne
-----------------------------------
Thomas P. Dunne                              Chairman and Chief Executive Officer     July 15, 2002


/s/ Edward Spear
-----------------------------------
Edward Spear                                 President and Director                   July 15, 2002


/s/ Kevin Murphy
-----------------------------------
Kevin Murphy                                 Vice President Finance and               July 15, 2002
                                             Administration and Secretary


-----------------------------------
VADM E.A. Burkhalter, Jr., USN (Ret.)                Director                         July 15, 2002


-----------------------------------
Benjamin Krieger                                     Director                         July 15, 2002


-----------------------------------
James Bruno                                         Director                          July 15, 2002


/s/ Jay Kaplowitz
-----------------------------------
Jay Kaplowitz                                       Director                          July 15, 2002


/s/ Richard Prins
-----------------------------------
Richard Prins                                       Director                          July 15, 2002


                                  EXHIBIT INDEX


Item 8. Exhibits


5.1      Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

10.1     1997 Amended Stock Option Plan.

10.2     2002 Stock Option Plan.

23.1     Consent of Ernst & Young LLP, Independent auditors

23.2     Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in
         Exhibit 5.1)